August 7, 2014

Robert Eastep
9190 Priority Way West Drive, Suite 300
Indianapolis, IN 46240
Re:    Letter Agreement
Dear Mr. Eastep:
This Letter Agreement (“Agreement”) is made and entered into as of August 7, 2014 (the “Effective Date”) by and between Stonegate Mortgage Corporation, an Ohio corporation (the “Company”), and Robert Eastep (“You”). The Agreement sets forth the terms of your employment with the Company as follows:
1.        Employment. The Company hereby agrees to employ you, and you hereby accept such employment with the Company, in each case, on the following terms and conditions. Your employment will be “at-will”, meaning that either you or the Company may terminate your employment at any time for any or no reason, subject to the terms of this Agreement. Any contrary representations that may have been made to you will be superseded by this Agreement.
2.        Position and Responsibilities. As of the date hereof, you will serve as the Company’s Chief Financial Officer (or such other position as may be assigned by the Chief Executive Officer of the Company (“CEO”) or the Board of Directors of the Company (the “Board”)). You will have the duties and authority as determined from time to time by the CEO or the Board. While employed by the Company, you will devote your full business time and best efforts to the performance of your duties hereunder and the business and affairs of the Company and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services to the Company, without the Board’s prior written consent. While employed by the Company, you will be expected to primarily work from the Company’s office in Indianapolis, Indiana.
3.        Compensation.
(a) Base Salary. Your base salary will be paid, in accordance with the Company’s normal payroll practices in effect from time to time, at an annual rate of $325,000, subject to annual redetermination by the Board (the rate in effect at any given time, the “Base Salary”).
(b) Annual Bonus. During each calendar year, you will eligible to participate in the Company’s Discretionary Incentive Compensation Plan or similar annual bonus program whereby you will have the opportunity to earn compensation (the “Annual Bonus”) of up to 200% of Base Salary as determined by the Board in its sole discretion. The Annual Bonus may be payable in cash or grants of stock, as determined by the Board, and will be paid at the time or times provided by the applicable bonus program.
(c) Discretionary Bonus. During the 2014 calendar year, you will be eligible to earn a discretionary bonus equal to $25,000, less applicable taxes and withholding (the “Discretionary Bonus”), based on performance metrics as determined by the Board in its sole discretion. If earned, the Discretionary Bonus will be paid in two equal installments, the first of which will be on (or within ten (10 days following) September 30, 2014, and the second of which will be on (or within 10 days following) December 31, 2014.
(d) Stock Options. You will receive as a one-time grant a number of stock options under the Company’s 2013 Omnibus Plan with a grant date fair value equal to $175,000 as determined by the Company in its sole discretion. When granted, such stock options shall be subject in all respects to the terms and conditions (including, without limitation, vesting and forfeiture conditions, exercise rights and conditions, etc.) set forth in the 2013 Omnibus Plan and the underlying award agreement that will accompany such grant.

(e) Relocation Expenses. You will be entitled to be reimbursed for up to $25,000 in expenses related to your relocation to Indianapolis, IN provided documented receipts are submitted to the Company in accordance with IRS rules. In addition, in lieu of the Company paying car rental expenses for you prior to your relocation, you will be provided up to $1,000 per month for a car allowance paid by the Company for each of the 12 months from the date hereof.

(f) Benefits and Expenses. While employed by the Company, you will be eligible to participate in the Company’s employee benefit plans (including vacation policy) as in effect from time to time, on the same basis as those benefits are generally made available to other peer executives of the Company. You will be entitled to reimbursement, by the Company in accordance with then current Company policies applicable to other executives of the Company, of reasonable business expenses that you incur in the performance of your duties hereunder.
4.        Termination. Your employment may be terminated by you or the Company at any time and for any or no reason, subject to the following terms.
(a) Termination for Cause. Your employment may be terminated by the Company for Cause at any time upon delivery of written notice to you, in which case you will be entitled to receive only: (i) accrued but unpaid Base Salary; (ii) accrued but unreimbursed business expenses that were properly incurred in accordance with Company policy before your termination date; and (iii) any employee benefits which you may be entitled to under the employee benefit plans or policies of the Company according to their terms, all reduced by any amounts that you then owe the Company ((i), (ii) and (iii) above are collectively “Accrued Rights”). Following termination of your employment for Cause, you will have no further rights to any compensation or any other benefits under this Agreement or otherwise. “Cause” means the Company’s termination of your employment, as determined in the sole judgment of the Board, due to your: (i) continued failure to perform your material duties with respect to the Company or its affiliates for a period of more than 30 days after receipt of written notice of such failure; (ii) fraud, misappropriation, embezzlement or acts of similar dishonesty; (iii) conviction of a felony or any other crime involving moral turpitude; (iv) illegal use of drugs or excessive use of alcohol in the workplace; (v) misconduct that may subject the Company or its affiliates to criminal or civil liability; (vi) breach of your duty of loyalty, including the diversion or usurpation of corporate opportunities properly belonging to the Company; (vii) intentional disregard of the Company’s policies and procedures; (viii) breach of any of the terms of this Agreement or any other agreement between you and the Company; (ix) adjudication as guilty in a court of competent jurisdiction for, or a settlement is reached with respect to claims of, discrimination or harassment of any employee; or (x) insubordination or deliberate refusal to follow the reasonable instructions of the CEO and/or the Board.
(b) Resignation. Your employment shall terminate automatically upon your resignation. If you provide written notice to the Company at least thirty (30) days before your resignation date, you will be entitled to receive only the Accrued Rights. However, if you resign for Good Reason (as defined below), provided you give notice of your resignation within 90 days of the condition for Good Reason first occurring, the Company does not cure the condition within 30 days of such notice and you resign within 30 days after the Company’s failure to cure, then no later than five days after your resignation for Good Reason the Company will deliver to you a general release of employment related claims in favor of the Company and its affiliates (the “Release”) and if you execute and deliver to the Company the Release within 21 days (or such other time as is required by law to make the Release effective and irrevocable) of delivery to you and do not revoke the Release during the seven day revocation period (or such other time as is required by law to make the Release effective and irrevocable), then you will receive a lump sum payment within ten (10) days following the Release effective date in an amount equal to the Severance Payment (as defined below). “Good Reason” shall mean, in each case without your consent: (i) a material diminution in your Base Salary (other than a similar diminution that impacts other similarly situated executives of the Company), (ii) any requirement that you report directly to any person other than the CEO in place as of immediately prior to a Change in Control (as defined below) and (iii) any other action or inaction by the Company constituting a material breach of this Agreement. Following a resignation for Good Reason, you shall have no further rights to any compensation or any other benefits.
(c) Death or Disability. Your employment will terminate upon your death, and may be terminated by the Company as a result of your Disability, in which case you (or your estate) will be entitled to receive only the Accrued Rights. Following your termination of employment due to death or Disability, you will have no further rights to any compensation or any other benefits. “Disability” means the Board’s good faith determination that you are (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, you receive income replacement benefits for a period of not less than three months under an accident or health plan covering employees of the Company.
(d) Termination Without Cause. Your employment may be terminated by the Company at any time without Cause (other than by reason of death or Disability), in which case you will be entitled to receive the Accrued Rights and any accrued but unpaid annual bonus for the year preceding the year in which the termination occurs. In addition, no later than five days after the date of termination without Cause, the Company shall deliver to you the Release and if you execute, deliver to the Company and do not revoke the Release within the timeframe described in Section 4(b) above then you will receive a lump sum payment within ten (10) days following the Release effective date in an amount equal to twelve (12) months of your then current Base Salary (the “Severance Payment”). Following your termination without Cause, you will have no further rights to any compensation or any other benefits under this Agreement.
(e) Termination on Account of Change in Control. If your employment with the Company is terminated, within five months after a Change in Control (as defined in the Company’s 2013 Omnibus Incentive Compensation Plan) either by the Company for any reason other than Cause or by you for Good Reason, you will be entitled to receive (1) the payments and benefits under Subsection (b) or (d) above, (2) any accrued but unpaid annual bonus for the year in which the termination occurs and the year preceding the year in which the termination occurs and (3) accelerated vesting of any then-outstanding, unvested Company equity incentive awards, which will become payable or exercisable in accordance with the terms of the applicable incentive plan and award agreement under which the awards were granted. In order to receive such payments and benefits, you will be required to sign, deliver to the Company and not revoke the Release, as set forth in Section 4(b) above, within the timeframe described therein. Such payments will be made within ten (10) days after the following the effective date of the Release (and such vesting will occur on the effective date of the Release).
(f) Board and Other Resignation. You agree that, upon termination of your employment with the Company for any reason, you will automatically be deemed to have resigned, as of the termination date, from any other employment, including service on the board of directors, with the Company or any of its affiliates, including any entity in which the Company or its affiliates have rights and any position in which you act as a representative of the Company.
(g) Return of Materials. Upon any termination of your employment, you will (i) cease use of any Confidential Information (as defined below) or intellectual property owned or used by the Company or any of its affiliates; (ii) immediately destroy or return to the Company, at its option, all originals and copies of such Confidential Information, intellectual property, or other information related to the business of the Company or its affiliates in your possession or control; and (iii) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which you become aware.
5.        Confidentiality. You acknowledge that in the course of your employment you will acquire knowledge of the Company’s and its affiliates Confidential Information (as defined below). You also acknowledge that such Confidential Information is not known outside the business of the Company and its affiliates, is known only to a limited group of their top employees and directors, is protected by strict measures to preserve secrecy, is of great value to the Company and its affiliates, is the result of the expenditure of large sums of money, is difficult for an outsider to duplicate, and disclosure of which would be extremely detrimental to the Company and its affiliates. You acknowledge that all Confidential Information shall at all times remain the property of the Company, and the Company shall have free and unlimited access at all times to all materials containing Confidential Information and shall have the right to claim and take possession of such materials on demand. Except as required by your duties to the Company, you will not, at any time during or after your employment, directly or indirectly use, divulge or disseminate any Confidential Information without having first obtained written permission from the CEO. You will safeguard and maintain secret all Confidential Information and all materials that include or embody Confidential Information. You also acknowledge that the Company may receive confidential or proprietary information belonging to customers, or other third parties subject to the Company’s duty to not disclose said information. Accordingly, you agree to not disclose (except as authorized by the Company), publish, or use in competition with the Company, any such third party confidential and proprietary information. “Confidential Information” means any oral or written information disclosed to you or known by you as a consequence of your employment by the Company relating to the Company’s or any of its affiliate’s business, products, processes, or services, including, but not limited to, information relating to research, development, discoveries, concepts, and ideas, whether patentable or not including, but not limited to, apparatus, processes, methods, compositions of matter, techniques, and formulas, as well as related improvements or know-how, works of authorship fixed in a tangible medium of expression, products under development, manufacturing processes, formulas, strategic plans, purchasing, finance, accounting, revenues, costs or expenses, engineering, marketing, selling, suppliers, customer lists, customer requirements, trade secrets and the documentation thereof; provided, however, that Confidential Information shall not include information that was: (i) publicly known prior to the date of disclosure or is published or otherwise becomes publicly known after the date of disclosure through no fault of your own; or (ii) was rightfully in the possession of or independently derived by a party to whom such information was disclosed whether before or after your disclosure. If you are requested or are legally compelled to make any disclosure that is prohibited or constrained by this Agreement, you will provide the Company with prompt notice of the request so that it may seek an appropriate protective order or other remedy and you will only disclose so much of that Confidential Information as you are required to disclose by law.
6.        Limited Restricted Covenants. During and after your employment it is important for the Company to protect its legitimate business interests. Therefore, the following non-competition and non-solicitation provisions are drafted narrowly to safeguard the Company’s legitimate business interests while not unreasonably interfering with your ability to obtain other employment. As a condition of your employment with the Company, you agree as follows:
(a)        During Employment by the Company. During your employment with the Company, you will not, directly or indirectly, have any ownership interest in, work for, advise, consult with, or have any business connection with any person or entity that competes with the Company or that is planning to compete with the Company. Furthermore, you shall not take any actions with respect to competitors that could be detrimental to the Company.

(b)        During Post-Employment Period. For twenty-four (24) months following any termination of your employment with the Company, you will not (i) solicit or sell to any Customer (as defined below) any product or service that competes with the Company’s products or services; (ii) request or advise any Customer to curtail or cease business with the Company or its affiliates; (iii) disclose to any person or entity the identities of any Customers; or (iv) influence or attempt to influence any employee or contractor of the Company or any of its affiliates to separate from the Company. “Customer” means any person or entity who is a customer or prospective customer of the Company or any of its affiliates and that (i) you or any other officer of the Company solicited, serviced, or sold to within two (2) years of the termination of your employment with the Company or (ii) you learned of within two (2) years of the termination of your employment with the Company.
7.        Additional Restricted Matters. The provisions of Sections 4 through 9 shall survive any termination of your employment. The restricted period of time in Sections 5 and 6 will be tolled during any periods of your non-compliance. If a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is unenforceable, such provisions shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may determine to be enforceable.
8.        Injunctive Relief. You acknowledge that any restricted activity referred to in this Agreement may cause irreparable injury to the Company, and that the remedies at law for any breach by you may be inadequate, and that the Company may be entitled to institute and prosecute legal proceedings to obtain injunctive relief to enforce any provision without proof of actual injury or damage and without posting security. If the Company prevails in any litigation to enforce this Agreement, the Company is entitled to recover from you the Company’s costs and reasonable attorneys’ fees incurred in such enforcement.

9.        Miscellaneous.
(a) Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, without regard to conflicts of laws principles thereof. You and the Company agree that any claim of any type brought by you against the Company or any of its employees or agents must be maintained only in a court sitting in Marion County, Indiana or, if a federal court, the Southern District of Indiana. You specifically consent to personal jurisdiction in the State of Indiana. You waive any right to a jury trial, and agree that any claim hereunder will be tried without a jury. At the Company’s sole election, the Company may refer any litigation to arbitration through a mutually agreeable qualified arbitrator in Indiana
(b) Compliance with Code Section 409A. This Agreement is intended to be exempt from the requirements of Internal Revenue Code Section 409A (“Code Section 409A”) and shall be interpreted and administered accordingly, provided that if any part of this Agreement is determined to be subject to Code Section 409A, then it is intended to comply with such requirements, and it shall be interpreted and administered to effect compliance. To effect such compliance, references to “termination of employment” and similar terms shall be deemed to mean “separation from service” within the meaning of Code Section 409A(a)(2)(A)(i). Notwithstanding anything herein to the contrary, to the extent that any payments of “nonqualified deferred compensation” that become payable pursuant to this Agreement as a result of a “separation from service” are required to be delayed because you are a “specified employee” within the meaning of Code Section 409A, such payments will be made at the earliest time permitted by Code Section 409A.

(c) Entire Agreement; Amendment. This Agreement contains the entire understanding of the parties with respect to your employment by the Company and supersedes all prior written and oral statements or agreements. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.
(d) Successors; Assignment. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees of the parties hereto. This Agreement and all of your rights and duties hereunder, shall not be assignable by you. Any purported assignment or delegation in violation of the foregoing shall be null and void ab initio and of no force or effect.
(e) Set Off; No Mitigation. The Company’s obligation to pay you the amounts and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by you to the Company or its affiliates (subject to Section 9(b)); provided, however, that in no event shall you be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to you under Section 5 of this Agreement.
(f) Notice. Notices and other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand, U.S. Mail or overnight courier, addressed, if to the Company, to Stonegate Mortgage Corporation, 9190 Priority Way West Drive, Suite 300, Indianapolis, IN 46240 Attn: CEO, and if to you, to the most recent address in the Company’s personnel records (or to such other address as either party may have furnished to the other in writing) which notice will be effective only upon receipt.
(g) Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
(h) Pre Suit Mediation. Prior to initiating litigation, you must first serve written notice to the Company within 90 days of the alleged loss setting forth in detail the nature of the alleged claim and an itemization of remedies sought. You must then submit to mediation in good faith, bearing 50% of the mediation expense. Failure to serve proper notice or to mediate in good faith shall serve as a waiver of any rights to pursue litigation.
(i) Executive Acknowledgements. You acknowledge and agree that you have carefully read this entire Agreement and have been given sufficient opportunity to discuss this Agreement with the Company before signing and an adequate opportunity to consult with your lawyer, accountant, tax advisor, spouse and other persons you deem appropriate concerning this Agreement.

(j) Subsequent Employers. After any termination of your employment with the Company, you agree not to enter into any agreement that conflicts with your obligations under this Agreement, and you will (and the Company may) inform any subsequent employers of your obligations under this Agreement.

(k) Other. A party’s failure to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. If any provision of this Agreement is determined to be unenforceable, the remaining provisions shall remain in full force and effect, and if any provision is susceptible to two or more constructions, one of which would render the provision unenforceable, then the provision shall be construed to have the meaning that renders it enforceable. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures were on the same instrument.

If you agree with the preceding please sign and return this Agreement, which will become a binding agreement on our receipt.

Very truly yours, STONEGATE MORTGAGE CORPORATION

By:	/s/ James J. Cutillo

James J. Cutillo, CEO
Accepted and agreed:
    /s/ Robert Eastep
Robert Eastep